Exhibit 99.2
Intellectual Property Revenue
by Operating Segment
Quarter and Twelve Months ended September 30, 2005
(Dollars in Milllions)

	Quarter	Twelve
	Ended	Months Ended
	Sep 30	Sep 30
	2005	2005

Consumer Enterprise segment
Storage	$9	$44
Mobility	6	35
Enterprise and Networking	9	38

Consumer Enterprise segment	24	117
Telecommunications segment	7	31

Total Agere	$31	$148